LORDSTOWN MOTORS CORP.

2020 EQUITY INCENTIVE PLAN

OUTSIDE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

Initial Award

This OUTSIDE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made as of [__], 202[_] (the “Date of Grant”), by and between Lordstown Motors Corp., a Delaware corporation (the “Company”), and [_________________] (the “Participant”), pursuant to the Lordstown Motors Corp.2020 Equity Incentive Plan (the “Plan”).

1.Certain Definitions. Capitalized terms used, but not otherwise defined, in this Agreement will have the meanings given to such terms in the Plan.
2.Grant of RSUs. Subject to and upon the terms, conditions and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Participant, [__________] Restricted Stock Units (the “RSUs”). Each RSU represents the right of the Participant to receive one share of Common Stock subject to the terms and conditions of this Agreement. The Participant shall not be a stockholder of record and shall have no voting or other stockholder rights with respect to shares of Common Stock underlying the RSUs prior to the Company’s issuance to the Participant of such shares of Common Stock following the vesting dates set forth herein.  No adjustment or accrual shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is prior to the date such Common Stock is delivered.
3.RSUs Not Transferrable. None of the RSUs nor any interest therein or in any Common Stock underlying such RSUs will be transferable other than by will or the laws of descent and distribution prior to payment. Any purported transfer or encumbrance of any RSU or Common Stock in violation of the provisions of this Section 3 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in such RSU or Common Stock.
4.Vesting of RSUs. Subject to the terms and conditions of Section 5 and Section 6 of this Agreement, the RSUs covered by this Agreement shall become nonforfeitable and settled pursuant to Section 7 in substantially equal installments on each of the first three anniversaries of the Date of Grant (each such date, a “Vesting Date”), provided that the Participant shall have been in the continuous service as a Director through each such date.
5.Accelerated Vesting of RSUs. Notwithstanding the provisions of Section 6 of this Agreement and subject to the settlement provisions of Section 7, the RSUs will become nonforfeitable and settled earlier than the times provided for in Section 4 under the following circumstances (to the extent the RSUs have not previously become nonforfeitable):
(a)

Death or Disability. If the Participant’s service as a Director is terminated as a result of the Participant’s death or Disability prior to any Vesting Date, all of the RSUs covered by this Agreement that are unvested at such time of termination will vest and settle in full.

(b)	Change in Control. Upon a Change in Control that occurs prior to any Vesting Date while the Participant is a Director, all of the RSUs covered by this Agreement that are unvested at such time will vest and settle in full.

(c)	Retirement. Upon a termination of service following attainment of any mandatory retirement in accordance with any retirement policy in effect for Board members.

In addition, notwithstanding the above-referenced provisions, the RSUs will become nonforfeitable on a pro rata basis at the end of the Participant’s term as a Director of the Company due to failure to be reelected at the Board’s annual meeting.  The portion of the RSUs which will become forfeitable shall equal to the number of the Participant’s full months of service as a Director over the total number of months in the relevant period.

6.Forfeiture of RSUs. Except to the extent the RSUs covered by this Agreement have become nonforfeitable pursuant to Section 4 or Section 5, the RSUs covered by this Agreement shall be forfeited automatically and without further notice on the date that the Participant ceases to be a Director.

7. Form and Time of Settlement of RSUs. Settlement in respect of the RSUs after and to the extent they have become nonforfeitable shall be made in the form of Common Stock via book entry. Such delivery shall be made within ten (10) days following the date that the RSUs become nonforfeitable pursuant to Section 4 or Section 5 (or if later, the date to which you have deferred settlement of your RSUs pursuant to a valid Deferral Election).

8.Withholding Taxes. The Participant acknowledges and agrees that the Participant is not an employee of the Company and that, as an independent contractor, the Participant will be required to pay (and the Company will not withhold or remit) any applicable taxes in connection with the vesting and settlement of the RSUs (or if later, the date to which you have deferred settlement of your RSUs pursuant to a valid Deferral Election).

9.Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal and state securities laws; provided, however, notwithstanding any other provision of the Plan and this Agreement, the Company shall not be obligated to issue any Common Stock pursuant to this Agreement if the issuance thereof would result in a violation of any such law.

10.Adjustments. The number of RSUs subject to this Agreement and the other terms and conditions of the grant evidenced by this Agreement are subject to adjustment as provided in Section 13 of the Plan.

11.Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that (a) no amendment shall materially adversely affect the rights of the Participant under this Agreement without the Participant’s written consent, and (b) the Participant’s consent shall not be required to an amendment that is deemed necessary by the Company to ensure compliance with or avoidance of adverse tax consequences under Section 409A of the Code.

12.Severability. If one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.Relation to Plan. This Agreement is subject to the terms and conditions of the Plan and in the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein or in the Plan, have the right to determine any questions which arise in connection with this Agreement.

14.Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to the RSUs and the Participant’s participation in the Plan, or future awards that may be granted under the Plan, by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company.

15.Governing Law. This Agreement shall be governed by and construed with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction and will be subject to the dispute provisions set forth in Section 24 of the Plan.

16.Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with, or be exempt from, the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participant. This Agreement and the Plan shall be administered in a manner consistent with this intent.

17.Successors and Assigns. Without limiting Section 3, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Participant, and the successors and assigns of the Company unless terminated in compliance with the terms of Section 13 of the Plan.

18.Acknowledgement. The Participant acknowledges that the Participant (a) has received a copy of the Plan, (b) has had an opportunity to review the terms of this Agreement and the Plan, (c) understands the terms and conditions of this Agreement and the Plan and (d) agrees to such terms and conditions.

19.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

LORDSTOWN MOTORS CORP.

By: _________________________________________

Name:

Title:

PARTICIPANT

By: _________________________________________

Name:

Title: